Exhibit 99.1

First BanCorp. Announces Earnings for the Quarter Ended September 30, 2016

2016 Third Quarter Highlights and Comparison with Second Quarter

  Net income of $24.1 million, or $0.11 per diluted share, compared to $22.0 million, or $0.10 per diluted share, for the second quarter of 2016. The financial results for the third quarter of 2016 include a gain of $6.1 million ($5.9 million after-tax) on sales of U.S. agency mortgage-backed securities (“MBS”).
  Net interest income decreased by $2.0 million to $118.2 million, compared to $120.2 million for the second quarter of 2016, primarily due to lower average consumer loan balances and a higher U.S. agency MBS premium amortization expense driven by an increase in actual prepayments.
  Net interest margin increased 5 basis points to 4.06% mainly due to the use of cash balances to pay down maturing brokered certificates of deposit (“CDs”) and repurchase agreements.
  The provision for loan and lease losses of $21.5 million remained relatively flat compared to $21.0 million for the second quarter of 2016.
  Non-interest income of $26.1 million compared to $19.8 million for the second quarter of 2016, an increase primarily driven by the $6.1 million gain on sales of U.S. agency MBS and higher revenues from the mortgage banking business.
  Non-interest expenses decreased by $1.2 million to $88.3 million, compared to $89.5 million for the second quarter of 2016, primarily reflecting reductions in other real estate owned (“OREO”) write-downs, business promotion, professional fees and the deposit insurance premium expense.
  Income tax expense of $10.4 million compared to $7.5 million for the second quarter of 2016, mainly reflecting the cumulative year-to-date effect of an increase in the effective tax rate expected for the fiscal year 2016.
  Credit quality variances:
    Non-performing assets decreased in the quarter by $12.2 million, to $744.0 million as of September 30, 2016, primarily attributable to commercial loan charge-offs and collections.
    Non-performing loan inflows amounted to $50.4 million, a decrease of $27.6 million, compared to inflows of $78.0 million in the second quarter of 2016.
    A net charge-off rate of 1.90% compared to 1.11% for the second quarter of 2016. The increase reflects the impact of four large commercial loan charge-offs recorded in the third quarter totaling $22.9 million, of which $18.3 million was recorded against previously-established specific reserves.
  Total deposits, excluding brokered CDs and government deposits, increased in the quarter by $35.3 million to $6.8 billion as of September 30, 2016, reflecting an increase of $44.7 million in the Puerto Rico region partially offset by reductions in both Florida and the Virgin Islands regions.
  Brokered CDs decreased in the quarter by $250.6 million to $1.6 billion as of September 30, 2016.
  Government deposits decreased in the quarter by $28.3 million to $624.5 million as of September 30, 2016, a decrease primarily reflected in the Virgin Islands region.
  Total loans increased in the quarter by $11.7 million to $8.9 billion as of September 30, 2016, primarily reflecting an $84.1 million growth of the commercial loan portfolio in the Florida region, partially offset by lower commercial and consumer loan balances in Puerto Rico.
  Total loan originations, including refinancings, renewals and draws from existing commitments (excluding credit card utilization activity), of $803.6 million for the third quarter of 2016, compared to $712.8 million for the second quarter of 2016. The variance primarily reflects an increase in commercial loan originations across all regions.
  As of September 30, 2016, the Corporation had $325.9 million of direct exposure to loans and obligations of the Commonwealth of Puerto Rico government and instrumentalities, of which $191.9 million, or 59%, represented exposure to municipalities which are supported by assigned property tax revenues, compared to total exposure of $336.5 million as of June 30, 2016.
  Total capital, common equity Tier 1 capital, Tier 1 capital, and leverage ratios calculated under the transition provisions of Basel III rules of 21.27%, 17.64%, 17.64%, and 13.04%, respectively, as of September 30, 2016. Tangible common equity ratio of 14.27% as of September 30, 2016.

SAN JUAN, Puerto Rico--(BUSINESS WIRE)--October 25, 2016--First BanCorp. (the “Corporation”) (NYSE: FBP), the bank holding company for FirstBank Puerto Rico (“FirstBank” or “the Bank”), today reported net income of $24.1 million for the third quarter of 2016, or $0.11 per diluted share, compared to $22.0 million, or $0.10 per diluted share, for the second quarter of 2016 and $14.8 million, or $0.07 per diluted share, for the third quarter of 2015.

The financial results included the following items that management believes are not reflective of core operating performance or that are not expected to reoccur with any regularity or reoccur at uncertain times and amounts:

  Gain of $6.1 million ($5.9 million after-tax) on sales of $198.7 million of U.S. agency MBS in the third quarter of 2016.
  Severance payments of $0.3 million ($0.2 million after-tax) related to permanent job discontinuance in the third quarter of 2016.
  OTTI losses on private label MBS of $0.2 million in the third quarter of 2015. No tax benefit was recognized for the OTTI charge.

On a non-GAAP basis, excluding the gain on sales of U.S. agency MBS and severance payments in the third quarter of 2016, the adjusted net income of $18.3 million for the third quarter of 2016 decreased $3.6 million compared to net income of $22.0 million for the second quarter of 2016 and increased $3.3 million compared to adjusted net income of $15.0 million for the third quarter of 2015, excluding the OTTI losses on private label MBS. The decrease in the third quarter, compared to the second quarter of 2016, was partially due to a $1.2 million charge to income tax expense that resulted from the retroactive effect of a higher effective tax rate related to the results for the first six months of 2016 than the rate that the Corporation estimated in the first and second quarter of 2016. The increase in the effective tax rate was mainly driven by changes to the expected reversal of temporary differences that affect the calculation of the estimated net operating losses that can be used to offset the taxable income for the fiscal year 2016, and which are subject to a partial valuation allowance. Changes in the valuation allowance related to the current year are included in the computation of the estimated effective tax rate for the year.

The following table reconciles for the third and second quarters of 2016, and the third quarter of 2015, the reported net income to adjusted net income, a non-GAAP financial measure that excludes items that management believes are not reflective of core operating performance or that are not expected to reoccur with any regularity or reoccur at uncertain times and amounts:

	Quarter Ended		Quarter Ended	Quarter Ended
	September 30, 2016		June 30, 2016	September 30, 2015

Net income, as reported	$24,074		$21,953	$14,758
Adjustments:
Gain on sale of investment securities	(6,096)		-	-
Severance payments on job discontinuance	281
Other-than-temporary impairment on debt securities	-		-	231
Income tax impact of adjustments	76		-	-
Adjusted net income	$18,335	(1)	$21,953	$14,989

(1) Adjusted net income for the third quarter of 2016 does not reflect an adjustment for the $1.2 million charge to income tax expense that resulted from the retroactive effect of a higher effective tax rate related to the results for the first six months of 2016 than the rate that the Corporation had estimated in the first and second quarter.

Aurelio Alemán, President and Chief Executive Officer of First BanCorp., commented: “We posted another positive quarter of earnings, $24.1 million or $0.11 per diluted share compared to $22.0 million in the second quarter. Our pre-tax pre-provision income was $50.2 million, in line with prior quarters. Our franchise metrics continue to progress in the right direction: efficiency improvement, core deposit growth and deposit mix, and we were successful in executing strategies to achieve loan origination and renewal targets which increased 11% to $898 million in the third quarter, the highest level since 2014. Asset quality remains challenging with a higher level of charge-offs this quarter, yet we were able to reduce nonperforming assets and we experienced a decline in adverse migration.

“During the third quarter we opportunistically repositioned our balance sheet, which should drive future profitability. Total assets declined this quarter by $433 million due to our utilization of cash and securities to repay maturing brokered CDs, repurchase agreements, and FHLB advances. As part of this repositioning, the sale of $198.7 million of MBS securities resulted in pre-tax gain of $6.1 million.

“Lastly, I want to address the 2016 DFAST results which we completed in the second quarter and published yesterday. Under the severely adverse scenario model, which we are not currently in nor do we anticipate being in during the near future, our pro-forma resulting capital ratios significantly continue to exceed regulatory well-capitalized requirements. This sophisticated process continues to assist us in capital planning decisions and ensuring the proper risk measures are in place, and demonstrates the strength of our core franchise.”

This press release includes certain non-GAAP financial measures, including adjusted net income, adjusted non-interest income, adjusted pre-tax, pre-provision income, adjusted net interest income and margin, certain capital ratios, and certain other financial measures that exclude the effect of the gain on sales of investment securities in the third quarter of 2016, severance payments on job discontinuance in the third quarter of 2016, and OTTI charges on private label MBS in the third quarter of 2015, and should be read in conjunction with the discussion below in “Basis of Presentation – Use of Non-GAAP Financial Measures” and the accompanying tables (Exhibit A), which are an integral part of this press release.

INCOME BEFORE INCOME TAXES AND RECONCILIATION TO ADJUSTED PRE-TAX, PRE-PROVISION INCOME

Income before income taxes for the third quarter of 2016 amounted to $34.5 million compared to $29.5 million for the second quarter of 2016. The following table reconciles income before income taxes to adjusted pre-tax, pre-provision income for the last five quarters. Adjusted pre-tax, pre-provision income for the third quarter of 2016 amounted to $50.2 million, down $0.3 million from the second quarter of 2016:

(Dollars in thousands)	Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2016	2016	2016	2015	2015

Income before income taxes	$34,518	$29,476	$29,067	$18,722	$19,234
Add: Provision for loan and lease losses	21,503	20,986	21,053	33,633	31,176
(Less)/Add: Net (gain) loss on investments and impairments	(6,096)	-	6,679	3,033	231

(Less)/Add: Unrealized (gain) loss on derivative instruments	(5)	2	4	5	(144)
Add: Severance payments on job discontinuance	281	-	-	-	-
Less: Gain on early extinguishment of debt	-	-	(4,217)	-	-
Less: Gain on sale of merchant contracts	-	-	-	(7,000)	-
Add: Voluntary early retirement program expenses	-	-	-	2,238	-
Adjusted pre-tax, pre-provision income (1)	$50,201	$50,464	$52,586	$50,631	$50,497

Change from most recent prior quarter-amount	$(263)	$(2,122)	$1,955	$134	$2,770
Change from most recent prior quarter-percentage	-0.5%	-4.0%	3.9%	0.3%	5.8%

(1) See "Basis of Presentation" for definition.

Adjusted pre-tax, pre-provision income is a non-GAAP financial measure that management believes is useful to investors in analyzing the Corporation’s performance and trends. This metric is income before income taxes adjusted to exclude the provision for loan and lease losses, gains or losses on sales of investment securities and impairments, and fair value adjustments on derivatives. In addition, from time to time, earnings are adjusted also for items that management believes are not reflective of core operating performance or that are not expected to reoccur with any regularity or reoccur at uncertain times and amounts (for additional information about this non-GAAP financial measure, see Basis of Presentation - Adjusted Pre-Tax, Pre-Provision Income).

NET INTEREST INCOME

Net interest income, excluding fair value adjustments on derivatives (“valuations”), and net interest income on a tax-equivalent basis are non-GAAP financial measures. See Basis of Presentation – Net Interest Income, Excluding Valuations, and on a Tax-Equivalent Basis below for additional information. The following table reconciles net interest income in accordance with GAAP to net interest income excluding valuations, and net interest income on a tax-equivalent basis for the last five quarters. The table also reconciles net interest spread and net interest margin on a GAAP basis to these items excluding valuations, and on a tax-equivalent basis.

(Dollars in thousands)
	Quarter Ended
	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015
Net Interest Income
Interest income - GAAP	$143,573	$146,934	$150,831	$151,640	$149,812
Unrealized (gain) loss on
derivative instruments	(5)	2	4	5	(144)
Interest income excluding valuations	143,568	146,936	150,835	151,645	149,668
Tax-equivalent adjustment	2,483	3,502	4,791	4,915	4,362
Interest income on a tax-equivalent basis excluding valuations	$146,051	$150,438	$155,626	$156,560	$154,030

Interest expense - GAAP	25,395	26,706	26,183	26,427	24,883

Net interest income - GAAP	$118,178	$120,228	$124,648	$125,213	$124,929

Net interest income excluding valuations	$118,173	$120,230	$124,652	$125,218	$124,785

Net interest income on a tax-equivalent basis excluding valuations	$120,656	$123,732	$129,443	$130,133	$129,147

Average Balances
Loans and leases	$8,834,838	$8,883,922	$9,009,400	$9,093,238	$9,097,440
Total securities, other short-term investments and interest-bearing cash balances	2,739,017	3,170,068	2,973,102	3,109,055	2,728,941
Average interest-earning assets	$11,573,855	$12,053,990	$11,982,502	$12,202,293	$11,826,381

Average interest-bearing liabilities	$8,914,961	$9,408,464	$9,396,257	$9,663,626	$9,414,184

Average Yield/Rate
Average yield on interest-earning assets - GAAP	4.94%	4.90%	5.06%	4.93%	5.03%
Average rate on interest-bearing liabilities - GAAP	1.13%	1.14%	1.12%	1.08%	1.05%
Net interest spread - GAAP	3.81%	3.76%	3.94%	3.85%	3.98%
Net interest margin - GAAP	4.06%	4.01%	4.18%	4.07%	4.19%

Average yield on interest-earning assets excluding valuations	4.93%	4.90%	5.06%	4.93%	5.02%
Average rate on interest-bearing liabilities excluding valuations	1.13%	1.14%	1.12%	1.08%	1.05%
Net interest spread excluding valuations	3.80%	3.76%	3.94%	3.85%	3.97%
Net interest margin excluding valuations	4.06%	4.01%	4.18%	4.07%	4.19%

Average yield on interest-earning assets on a tax-equivalent basis and excluding valuations	5.02%	5.02%	5.22%	5.09%	5.17%
Average rate on interest-bearing liabilities excluding valuations	1.13%	1.14%	1.12%	1.08%	1.05%
Net interest spread on a tax-equivalent basis and excluding valuations	3.89%	3.88%	4.10%	4.01%	4.12%
Net interest margin on a tax-equivalent basis and excluding valuations	4.15%	4.13%	4.34%	4.23%	4.33%

Net interest income for the third quarter of 2016 amounted to $118.2 million, a decrease of $2.0 million when compared to net interest income of $120.2 million for the second quarter of 2016. The decrease in net interest income was mainly due to:

  A $1.7 million decrease in interest income on investment securities driven by:
    A $1.1 million decrease in interest income on U.S. agency MBS primarily due to higher prepayments and premium amortization expense. The third quarter U.S. agency MBS prepayments increased to $68.5 million compared to $58.1 million in the second quarter, while the U.S. agency MBS premium amortization expense increased $0.9 million.
    A $0.4 million decrease related to the discontinuance of interest income recognition on bonds of the Government Development Bank for Puerto Rico (“GDB”) and the Puerto Rico Public Buildings Authority placed in non-performing status during the third quarter of 2016.
    A $0.2 million decrease in discount accretions related to U.S. agency debt securities called prior to maturity.
  A $1.1 million decrease in interest income attributable to the $49.1 million decline in the average balance of total loans, primarily consumer loans.
  A $0.8 million decrease in interest income related to an 8 basis points decrease in the average yield on total loans primarily reflecting higher interest income reversals on credit cards and a decrease in deferred fees amortization associated with lower commercial loan repayments.

Partially offset by:

  A $0.7 million increase in net interest income due to one additional day in the third quarter compared to the second quarter.
  A $0.6 million increase in net interest income resulting from the use of cash balances deposited in the Federal Reserve Bank to repay maturing brokered CDs and repurchase agreements in the third quarter. The average balance of brokered CDs decreased by $306.7 million to $1.7 billion in the third quarter. In addition, the Corporation repaid in mid-July a $100 million repurchase agreement that carried a cost of 2.50%. The all-in cost of brokered CDs that matured in the third quarter was 0.94%.
  A $0.3 million increase in net interest income as a result of the reinvestment in late May of the $200 million prepayment of reverse repurchase agreements. These agreements are offset in the statement of financial condition against the balance of repurchase agreements.

Net interest margin was 4.06%, up 5 basis points from the second quarter of 2016. The expansion was primarily driven by the aforementioned use of cash balances to repay maturing brokered CDs and repurchase agreements and cash balances reinvested in reverse repurchase agreements, partially offset by the accelerated U.S. agency MBS premium expense amortization and the decrease in the average yield on securities and loans as noted above.

PROVISION FOR LOAN AND LEASE LOSSES

The provision for loan and lease losses for the third quarter of 2016 was $21.5 million compared to $21.0 million for the second quarter of 2016, an increase of $0.5 million driven by the following variances:

  A $5.4 million increase in the provision for commercial and construction loans mainly due to additional specific reserves and charge-offs recorded for certain impaired commercial and industrial loans as well as higher charges to the general reserve for loans granted to the Puerto Rico Government, partially offset by the upgrade in classification of certain commercial mortgage loans as a result of an improved financial condition of the borrowers.
  A $1.6 million increase in the provision for consumer loans reflecting higher provisions for boat loans, credit lines and small loans.

Partially offset by:

  A $6.5 million decrease in the provision for residential mortgage loans primarily reflecting a $3.1 million decrease in net charge-offs, the impact in the previous quarter of a $2.3 million charge to the provision for purchased-credit impaired loans, and the impact in the previous quarter of charges to the general reserve due to revisions to the quarterly home price index for Puerto Rico that is published by the Federal Housing Finance Agency and used by the Corporation as the basis for the estimated value of the underlying collateral of the portfolio.

See Credit Quality below for additional information regarding the allowance for loan and lease losses, including variances in net charge-offs.

NON-INTEREST INCOME

	Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
(In thousands)	2016	2016	2016	2015	2015

Service charges on deposit accounts	$5,788	$5,618	$5,800	$5,474	$5,082
Mortgage banking activities	5,485	4,893	4,753	4,566	4,270
Net gain (loss) on investments and impairments	6,096	-	(6,679)	(3,033)	(231)
Gain on early extinguishment of debt	-	-	4,217	-	-
Gain on sale of merchant contracts	-	-	-	7,000	-
Other operating income	8,777	9,267	10,378	9,161	9,637
Non-interest income	$26,146	$19,778	$18,469	$23,168	$18,758

Non-interest income for the third quarter of 2016 amounted to $26.1 million, compared to $19.8 million for the second quarter of 2016, an increase primarily related to the $6.1 million gain on sales of U.S. agency MBS recorded in the third quarter.

On a non-GAAP basis, excluding the effect of the gain on sales of U.S. agency MBS, the adjusted non-interest income of $20.1 million for the third quarter of 2016 increased $0.3 million compared to non-interest income of $19.8 million for the second quarter of 2016. The $0.3 million increase in adjusted non-interest income was primarily due to:

  A $0.6 million increase in revenues from the mortgage banking business driven by a $0.3 million increase in gain on sales of residential mortgage loans in the secondary market associated with a higher volume of sales and a $0.2 million unrealized gain on TBAs MBS forward contracts. Loans sold in the secondary market to U.S. government-sponsored entities amounted to $127.9 million with a related gain of $4.6 million in the third quarter of 2016, compared to $113.2 million with a related gain of $4.3 million in the second quarter of 2016.
  A $0.2 million increase in income from service charges on deposit accounts mainly related to an increase in corporate cash management fees.
  A $0.3 million increase in shared revenues from merchant contracts, included as part of “Other operating income” in the table above, as the Corporation began to earn higher rates based on pre-established contractual revenue thresholds.

Partially offset by:

  The impact in the previous quarter of a $0.6 million net gain on the sale of fixed assets, included as part of “Other operating income” in the table above, primarily related to a real estate property sold in the Virgin Islands.
  A $0.2 million decrease in insurance commissions’ income, included as part of “Other operating income” in the table above.

NON-INTEREST EXPENSES

	Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
(In thousands)	2016	2016	2016	2015	2015

Employees' compensation and benefits	$38,005	$37,401	$38,435	$39,176	$37,284
Occupancy and equipment	13,888	13,043	14,183	14,639	15,248
Deposit insurance premium	4,333	5,742	6,060	7,484	5,300
Other insurance and supervisory fees	1,271	1,324	1,283	1,291	1,290
Taxes, other than income taxes	3,927	3,756	3,792	3,472	3,065
Professional fees:
Collections, appraisals and other credit related fees	2,267	2,898	2,381	3,340	2,269
Outsourcing technology services	5,124	4,937	4,768	4,505	4,549
Other professional fees	3,281	3,492	3,627	2,855	3,891
Credit and debit card processing expenses	3,546	3,274	3,282	3,992	4,283
Business promotion	3,169	4,048	4,003	4,335	4,097
Communications	1,711	1,725	1,808	1,884	2,189
Net loss on OREO operations	2,603	3,325	3,206	3,941	4,345
Other	5,178	4,579	6,169	5,112	5,467
Total	$88,303	$89,544	$92,997	$96,026	$93,277

Non-interest expenses in the third quarter of 2016 amounted to $88.3 million, a decrease of $1.2 million from $89.5 million for the second quarter of 2016. The main drivers of the decrease were:

  A $1.4 million decrease in the FDIC insurance premium expense reflecting the reduction in the initial base assessment rate, that became effective on July 1, 2016, as well as the effect of reductions in brokered deposits and average assets.
  A $0.9 million decrease in business promotion expenses, primarily related to reduced advertising and marketing activities.
  A $0.7 million decrease in losses on OREO operations, primarily related to lower write-downs to the value of OREO properties.
  A $0.7 million decrease in total professional service fees, including a $0.6 million decrease in expenses related to troubled loans resolution and collection efforts and mortgage appraisals.

Partially offset by:

  A $1.1 million increase in the provision for unfunded loan commitments and letters of credit, included as part of “Other” in the table above, primarily related to a floor plan revolving credit facility.
  A $0.8 million increase in occupancy and equipment costs, primarily increases in electricity and rental expenses.
  A $0.6 million increase in employees’ compensation and benefits expense reflecting severance payments on permanent job discontinuance of $0.3 million in the third quarter and a $0.6 million net increase in incentive-based compensation and bonuses accrual, partially offset by a $0.3 million decrease in payroll taxes and benefits.

INCOME TAXES

The Corporation recorded an income tax expense for the third quarter of 2016 of $10.4 million compared to $7.5 million for the second quarter of 2016 mainly reflecting the cumulative year-to-date effect of an increase in the effective tax rate expected for the fiscal year 2016. The tax expense for the third quarter of 2016 includes a $1.2 million charge to income tax expense that resulted from the retroactive effect of a higher effective tax rate related to the results for the first six months of 2016 than what was anticipated previously. The increase in the effective tax rate was mainly driven by changes to the expected reversal of temporary differences that affect the calculation of the estimated net operating losses that can be used to offset the taxable income for the fiscal year 2016, and which are subject to a partial valuation allowance. As of September 30, 2016, the Corporation had a net deferred tax asset of $290.9 million (net of a valuation allowance of $201.7 million, including a valuation allowance of $173.3 million against the deferred tax assets of the Corporation’s banking subsidiary, FirstBank).

CREDIT QUALITY

Non-Performing Assets

(Dollars in thousands)	September 30,	June 30,	March 31,	December 31,	September 30,
	2016	2016	2016	2015	2015
Non-performing loans held for investment:
Residential mortgage	$162,201	$164,399	$172,890	$169,001	$174,555
Commercial mortgage	191,449	200,376	182,763	51,333	68,979
Commercial and Industrial	137,016	154,405	137,896	137,051	141,855
Construction	50,767	52,549	54,036	54,636	55,971
Consumer and Finance leases	25,279	26,465	27,351	30,752	31,275
Total non-performing loans held for investment	566,712	598,194	574,936	442,773	472,635

OREO	139,446	139,159	142,888	146,801	124,442
Other repossessed property	9,416	10,790	11,339	12,223	12,083
Other assets (1)	20,393	-	-	-	-
Total non-performing assets, excluding loans held for sale	$735,967	$748,143	$729,163	$601,797	$609,160

Non-performing loans held for sale	8,079	8,079	8,079	8,135	8,027
Total non-performing assets, including loans held for sale (2)	$744,046	$756,222	$737,242	$609,932	$617,187

Past-due loans 90 days and still accruing (3)	$138,442	$143,811	$184,890	$163,197	$188,348
Non-performing loans held for investment to total loans held for investment	6.39%	6.74%	6.41%	4.86%	5.17%
Non-performing loans to total loans	6.44%	6.81%	6.47%	4.93%	5.24%
Non-performing assets, excluding non-performing loans held for sale, to total assets, excluding non-performing loans held for sale	6.10%	5.98%	5.74%	4.79%	4.75%
Non-performing assets to total assets	6.16%	6.05%	5.80%	4.85%	4.81%

(1)Bonds of the Government Development Bank for Puerto Rico ("GDB") and the Puerto Rico Public Buildings Authority held as part of the available-for-sale investment securities portfolio with an amortized cost of $35.6 million (including accrued interest of $0.9 million), recorded on the Corporation's books at their aggregate fair value of $19.5 million.

(2)Purchased credit impaired ("PCI") loans of $168.1 million accounted for under ASC 310-30 as of September 30, 2016, primarily mortgage loans acquired from Doral Bank in the first quarter of 2015 and from Doral Financial in the second quarter of 2014, are excluded and not considered non-performing due to the application of the accretion method, under which these loans will accrete interest income over the remaining life of the loans using estimated cash flow analysis.

(3)Amount includes PCI loans with individual delinquencies over 90 days and still accruing with a carrying value as of September 30, 2016 of approximately $27.9 million, primarily related to the loans acquired from Doral Bank in the first quarter of 2015 and from Doral Financial in the second quarter of 2014.

Variances in credit quality metrics:

  Total non-performing assets decreased by $12.2 million to $744.0 million as of September 30, 2016, compared to $756.2 million as of June 30, 2016. Total non-performing loans, including non-performing loans held for sale, decreased by $31.5 million from $606.3 million as of the end of the second quarter of 2016 to $574.8 million as of September 30, 2016. The decrease in non-performing assets was primarily attributable to the aforementioned four large charge-offs on commercial loans totaling $22.9 million and collections, partially offset by inflows of loans and investment securities to non-performing status.
  In the third quarter of 2016, the Corporation discontinued the income recognition related to, and placed in non-performing status, the bonds of GDB and the Puerto Rico Public Buildings Authority as these entities had recently defaulted on interest due on bonds held by the Corporation as part of its available-for-sale investment securities portfolio. As of September 30, 2016, the amortized cost of these bonds, including accrued interest, was $35.6 million (net of $22.2 million in cumulative other-than-temporary credit impairment charges) and are recorded on the Corporation’s books at their aggregate fair value of $19.5 million.
  Inflows to non-performing loans held for investment were $50.4 million, a decrease of $27.6 million, compared to inflows of $78.0 million in the second quarter of 2016 that included the inflow of a $35.0 million commercial relationship. Inflows to non-performing commercial and construction loans decreased by $33.9 million to $13.0 million during the third quarter compared to $46.8 million in the second quarter of 2016. Lower inflows in the commercial and construction portfolios were partially offset by a $6.2 million increase in inflows of non-performing residential mortgage loans.
  Adversely classified commercial and construction loans held for investment decreased by $20.1 million to $546.7 million as of September 30, 2016.
  The OREO balance increased by $0.3 million, driven by additions of $15.6 million in the third quarter, primarily residential properties in Puerto Rico, partially offset by sales of $12.0 million and adjustments to the OREO value of $3.3 million.
  Total troubled debt restructuring (“TDR”) loans held for investment were $656.3 million as of September 30, 2016, down $14.7 million from June 30, 2016. Approximately $417.0 million of total TDR loans held for investment were in accrual status as of September 30, 2016.

Allowance for Loan and Lease Losses

The following table sets forth information concerning the allowance for loan and lease losses during the periods indicated:

	Quarter Ended
(Dollars in thousands)	September 30,	June 30,	March 31,	December 31,	September 30,
	2016	2016	2016	2015	2015

Allowance for loan and lease losses, beginning of period	$234,454	$238,125	$240,710	$228,966	$221,518
Provision for loan and lease losses	21,503	20,986	21,053	33,633	31,176
Net (charge-offs) recoveries of loans:
Residential mortgage	(7,542)	(10,691)	(6,960)	(4,877)	(4,880)
Commercial mortgage	(13,395)	(1,404)	(529)	(1,967)	(3,657)
Commercial and Industrial	(9,658)	(1,238)	(3,479)	(2,824)	(940)
Construction	121	(369)	(74)	(4)	73
Consumer and finance leases	(11,413)	(10,955)	(12,596)	(12,217)	(14,324)
Net charge-offs	(41,887)	(24,657)	(23,638)	(21,889)	(23,728)
Allowance for loan and lease losses, end of period	$214,070	$234,454	$238,125	$240,710	$228,966

Allowance for loan and lease losses to period end total loans held for investment	2.42%	2.64%	2.65%	2.64%	2.50%
Net charge-offs (annualized) to average loans outstanding during the period	1.90%	1.11%	1.05%	0.96%	1.04%
Provision for loan and lease losses to net charge-offs during the period	0.51x	0.85x	0.89x	1.54x	1.31x

  The ratio of the allowance for loan and lease losses to total loans held for investment decreased to 2.42% as of September 30, 2016 compared to 2.64% as of June 30, 2016, primarily due to the large charge-offs on impaired commercial loans recorded in the third quarter against previously-established specific reserves. The ratio of the total allowance to non-performing loans held for investment was 37.77% as of September 30, 2016 compared to 39.19% as of June 30, 2016.

The following table sets forth information concerning the composition of the Corporation’s allowance for loan and lease losses as of September 30, 2016 and June 30, 2016 by loan category and by whether the allowance and related provisions were calculated individually for impairment purposes or through a general valuation allowance:

(Dollars in thousands)	Residential Mortgage Loans	Commercial Loans (including Commercial Mortgage, C&I, and Construction)	Consumer and Finance Leases	Total

As of September 30, 2016
Impaired loans:
Principal balance of loans, net of charge-offs	$444,039	$424,381	$44,434	$912,854
Allowance for loan and lease losses	9,667	57,579	5,436	72,682
Allowance for loan and lease losses to principal balance	2.18%	13.57%	12.23%	7.96%

PCI loans:
Carrying value of PCI loans	165,014	3,127	-	168,141
Allowance for PCI loans	6,638	219	-	6,857
Allowance for PCI loans to carrying value	4.02%	7.00%	-	4.08%

Loans with general allowance:
Principal balance of loans	2,690,889	3,408,815	1,682,955	7,782,659
Allowance for loan and lease losses	19,661	69,530	45,340	134,531
Allowance for loan and lease losses to principal balance	0.73%	2.04%	2.69%	1.73%

Total loans held for investment:
Principal balance of loans	$3,299,942	$3,836,323	$1,727,389	$8,863,654
Allowance for loan and lease losses	35,966	127,328	50,776	214,070
Allowance for loan and lease losses to principal balance	1.09%	3.32%	2.94%	2.42%

As of June 30, 2016

Impaired loans:
Principal balance of loans, net of charge-offs	$452,280	$457,932	$43,562	$953,774
Allowance for loan and lease losses	11,972	68,935	5,465	86,372
Allowance for loan and lease losses to principal balance	2.65%	15.05%	12.55%	9.06%

PCI loans:
Carrying value of PCI loans	166,556	3,134	-	169,690
Allowance for PCI loans	6,638	219	-	6,857
Allowance for PCI loans to carrying value	3.99%	6.99%	-	4.04%

Loans with general allowance:
Principal balance of loans	2,705,008	3,333,639	1,708,636	7,747,283
Allowance for loan and lease losses	20,345	73,181	47,699	141,225
Allowance for loan and lease losses to principal balance	0.75%	2.20%	2.79%	1.82%

Total loans held for investment:
Principal balance of loans	$3,323,844	$3,794,705	$1,752,198	$8,870,747
Allowance for loan and lease losses	38,955	142,335	53,164	234,454
Allowance for loan and lease losses to principal balance	1.17%	3.75%	3.03%	2.64%

Net Charge-Offs

The following table presents annualized net charge-offs to average loans held-in-portfolio:

	Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2016	2016	2016	2015	2015

Residential mortgage	0.91%	1.29%	0.84%	0.59%	0.59%

Commercial mortgage	3.49%	0.37%	0.14%	0.51%	0.95%

Commercial and Industrial	1.81%	0.23%	0.64%	0.51%	0.17%

Construction	-0.36%	1.02%	0.18%	0.01%	-0.17%

Consumer and finance leases	2.63%	2.48%	2.79%	2.65%	3.05%

Total loans	1.90%	1.11%	1.05%	0.96%	1.04%

The ratios above are based on annualized net charge-offs and are not necessarily indicative of the results expected in subsequent periods.

Net charge-offs for the third quarter of 2016 were $41.9 million, or an annualized 1.90% of average loans, compared to $24.7 million, or an annualized 1.11% of average loans, in the second quarter of 2016. The increase of $17.2 million was mainly related to:

  A $19.9 million increase in commercial and construction loan net charge-offs, primarily related to the aforementioned four large charge-offs totaling $22.9 million, of which $18.3 million was recorded against previously-established specific reserves. These four large charge-offs in the third quarter include $13.7 million associated with two of the three facilities guaranteed by the Puerto Rico Tourism Development Fund (“TDF”).
  A $0.5 million increase in consumer loan net charge-offs, primarily related to boat loans, credit cards and credit lines.

Partially offset by:

  A $3.2 million decrease in residential mortgage loan net charge-offs, primarily related to the impact in the previous quarter of updated appraisals for loans evaluated for impairment based on delinquency and loan-to-value levels.

STATEMENT OF FINANCIAL CONDITION

Total assets were approximately $12.1 billion as of September 30, 2016, down $433.4 million from June 30, 2016.

The decrease was mainly due to:

  A $299.0 million decrease in cash and cash equivalents primarily related to liquidity used to repay maturing brokered CDs, repurchase agreements, and FHLB advances, as further explained below.
  A $168.0 million decrease in investment securities driven by:
    Sales of approximately $198.7 million of U.S. agency MBS that carried an average yield of 2.36%.
    Prepayments of approximately $68.5 million of U.S. agencies MBS.
    The maturity or call prior to the scheduled maturity of $16.1 million of U.S. agencies debt securities.
    A $6.1 million decrease in the fair value of investment securities available for sale.
    Principal repayments of $5.2 million on Puerto Rico municipalities bonds held as part of the investment securities held-to-maturity portfolio.
    A $4.5 million decrease in FHLB stock.

Partially offset by:

  Purchases of approximately $141.0 million of securities issued by U.S. agencies with an aggregate average yield of 1.77%, including: (i) $124.7 million of U.S. agencies MBS and (ii) $16.3 million of U.S. agencies debt securities, primarily callable debentures.

  An $11.7 million increase in total loans, primarily reflecting a growth of $84.1 million in the commercial and construction portfolio in the Florida region, partially offset by a decrease of $24.8 million in consumer loans, and a $44.3 million decrease in commercial and construction loans in Puerto Rico, including the sale of a $20.2 million commercial loan participation and the aforementioned four large charge-offs totaling $22.9 million. The allowance for loan and lease losses decreased $20.4 million to $214.1 million as of September 30, 2016 from $234.5 million as of the end of the second quarter of 2016.

Total loan originations, including refinancings, renewals, and draws from existing revolving and non-revolving commitments, amounted to approximately $803.6 million, compared to $712.8 million in the second quarter of 2016. These figures exclude the credit card utilization activity. Commercial and construction loan originations increased by $77.6 million to $465.6 million in the third quarter of 2016 from $388.0 million in the second quarter of 2016. Consumer loan originations increased by $6.9 million to $138.9 million in the third quarter of 2016 compared to $132.0 million in the second quarter of 2016. Residential mortgage loan origination and purchases increased by $6.3 million to $199.1 million in the third quarter of 2016 compared to $192.8 million in the second quarter of 2016.

Total liabilities were approximately $10.3 billion as of September 30, 2016, down $446.9 million from June 30, 2016.

The decrease was mainly due to:

  A $250.6 million decrease in brokered CDs. The Corporation redeemed in the third quarter approximately $364.1 million of maturing brokered CDs with an all-in cost of 0.94%, partially offset by issuances of approximately $113.1 million with an all-in cost of 1.12%.
  A $28.3 million decrease in government deposits, including a decrease of $34.3 million in the Virgin Islands, partially offset by a $6.0 million increase in Puerto Rico.
  The repayment at maturity of a $100.0 million repurchase agreement that carried a cost of 2.50%.
  The repayment at maturity of a $100.0 million FHLB advance that carried a cost of 0.93%.

Partially offset by:

  A $35.3 million increase in deposits, excluding government deposits and brokered CDs, including an increase of $44.7 million in the Puerto Rico region, partially offset by reductions of $8.8 million and $0.6 million in the regions of the Virgin Islands and Florida, respectively.

Total stockholders’ equity amounted to $1.8 billion as of September 30, 2016, an increase of $13.4 million from June 30, 2016, mainly driven by:

  The net income of $24.1 million reported in the third quarter.

Partially offset by:

  A decrease of $12.2 million in other comprehensive income that includes a decrease of $6.1 million in the fair value of investment securities available for sale and the $6.1 million decrease related to the realized gain on available-for-sale U.S. agency MBS sold in the third quarter.

The Corporation’s common equity tier 1 capital, tier 1 capital, total capital and leverage ratios under the Basel III rules as of September 30, 2016 were 17.64%, 17.64%, 21.27% and 13.04%, respectively, compared to common equity tier 1 capital, tier 1 capital, total capital and leverage ratios of 17.12%, 17.12%, 20.72%, and 12.34%, respectively, as of the end of the second quarter of 2016. The Corporation paid interest payments for the third quarter of 2016 on the subordinated debt associated with its trust preferred securities. As of September 30, 2016, the Corporation is current on all interest payments related to its subordinated debt.

Meanwhile, the common equity tier 1 capital, tier 1 capital, total capital and leverage ratios as of September 30, 2016 of our banking subsidiary, FirstBank Puerto Rico, were 16.83%, 19.46%, 20.73%, and 14.40%, respectively, compared to common equity tier 1 capital, tier 1 capital, total capital and leverage ratios of 16.32%, 18.91%, 20.19% and 13.65%, respectively, as of the end of the second quarter of 2016.

Tangible Common Equity

The Corporation’s tangible common equity ratio increased to 14.27% as of September 30, 2016 from 13.65% as of June 30, 2016.

The following table is a reconciliation of the Corporation’s tangible common equity and tangible assets over the last five quarters to the comparable GAAP items:

(In thousands, except ratios and per share information)

	September 30,	June 30,	March 31,	December 31,	September 30,
	2016	2016	2016	2015	2015
Tangible Equity:
Total equity - GAAP	$1,799,886	$1,786,453	$1,749,167	$1,694,134	$1,700,950
Preferred equity	(36,104)	(36,104)	(36,104)	(36,104)	(36,104)
Goodwill	(28,098)	(28,098)	(28,098)	(28,098)	(28,098)
Purchased credit card relationship intangible	(11,228)	(11,925)	(12,622)	(13,319)	(14,087)
Core deposit intangible	(7,690)	(8,182)	(8,674)	(9,166)	(9,725)
Insurance customer relationship intangible	(965)	(1,003)	(1,042)	-	-

Tangible common equity	$1,715,801	$1,701,141	$1,662,627	$1,607,447	$1,612,936

Tangible Assets:
Total assets - GAAP	$12,075,253	$12,508,702	$12,714,370	$12,573,019	$12,820,989
Goodwill	(28,098)	(28,098)	(28,098)	(28,098)	(28,098)
Purchased credit card relationship intangible	(11,228)	(11,925)	(12,622)	(13,319)	(14,087)
Core deposit intangible	(7,690)	(8,182)	(8,674)	(9,166)	(9,725)
Insurance customer relationship intangible	(965)	(1,003)	(1,042)	-	-

Tangible assets	$12,027,272	$12,459,494	$12,663,934	$12,522,436	$12,769,079

Common shares outstanding	217,388	217,129	217,012	215,089	214,982

Tangible common equity ratio	14.27%	13.65%	13.13%	12.84%	12.63%
Tangible book value per common share	$7.89	$7.83	$7.66	$7.47	$7.50

Exposure to Puerto Rico Government

As of September 30, 2016, the Corporation had $325.9 million of direct exposure to the Puerto Rico Government, its municipalities and public corporations, compared to $336.5 million as of June 30, 2016. Approximately $191.9 million of the exposure consisted of loans and obligations of municipalities in Puerto Rico that are supported by assigned property tax revenues and for which, in most cases, the good faith, credit and unlimited taxing power of the applicable municipality have been pledged to their repayment. Approximately $6.9 million consisted of loans to units of the central government, and approximately $83.7 million consisted of loans to public corporations, including the direct exposure to the Puerto Rico Electric Power Authority (“PREPA”) with a book value of $66.9 million as of September 30, 2016. The Corporation’s total direct exposure also includes obligations of the Puerto Rico Government with an amortized cost of $43.4 million as part of its available-for-sale investment securities portfolio, net of $22.2 million in cumulative other-than-temporary credit impairment charges, and recorded on its books at a fair value of $26.8 million as of September 30, 2016 (fair value of $28.5 million as of June 30, 2016).

In addition, the Corporation had financings to the hotel industry in Puerto Rico guaranteed by the TDF with a book value of $112.8 million as of September 30, 2016, down $14.5 million, compared to $127.3 million as of June 30, 2016. The decrease reflects the effect of the $13.7 million charge-offs recorded on these loans in the third quarter, of which $12.8 million was recorded against previously-established specific reserves. As previously reported, the Corporation’s exposure to commercial loans guaranteed by the TDF was placed in non-accrual status in the first quarter of 2016 and interest payments collected are now applied against principal. Approximately $1.6 million of interest payments received on loans guaranteed by the TDF since late March 2016 have been applied against principal. As of September 30, 2016, the total reserve coverage ratio related to commercial loans extended to or guaranteed by the Puerto Rico Government (excluding municipalities) was 16%.

The exposure to municipalities in Puerto Rico includes $156.2 million of financing arrangements with Puerto Rico municipalities issued in bond form, but underwritten as loans with features that are typically found in commercial loans. These bonds are accounted for as held-to-maturity investment securities.

As of September 30, 2016, the Corporation had $463.5 million of public sector deposits in Puerto Rico, compared to $457.4 million as of June 30, 2016. Approximately 32% is from municipalities and municipal agencies in Puerto Rico and 68% is from public corporations and the central government and agencies in Puerto Rico.

Conference Call / Webcast Information

First BanCorp’s senior management will host an earnings conference call and live webcast on Tuesday, October 25, 2016, at 10:00 a.m. (Eastern Time). The call may be accessed via a live Internet webcast through the investor relations section of the Corporation’s web site: www.1firstbank.com or through a dial-in telephone number at (877) 506-6537 or (412) 380–2001 for international callers. The Corporation recommends that listeners go to the web site at least 15 minutes prior to the call to download and install any necessary software. Following the webcast presentation, a question and answer session will be made available to research analysts and institutional investors. A replay of the webcast will be archived in the investor relations section of First BanCorp’s web site, www.1firstbank.com, until October 25, 2017. A telephone replay will be available one hour after the end of the conference call through November 25, 2016 at (877) 344-7529 or (412) 317-0088 for international callers. The replay access code is 10093073.

Safe Harbor

This press release may contain “forward-looking statements” concerning the Corporation’s future economic and financial performance. The words or phrases “expect,” “anticipate,” “intend,” “look forward,” “should,” “would,” “believes” and similar expressions are meant to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created by such sections. The Corporation cautions readers not to place undue reliance on any such “forward-looking statements,” which speak only as of the date made, and advises readers that various factors, including, but not limited to, the following could cause actual results to differ materially from those expressed in, or implied by such forward-looking statements: the ability of the Puerto Rico government or any of its public corporations or other instrumentalities to repay its respective debt obligations, including the effect of recent payment defaults on the Puerto Rico government general obligations, bonds of the Government Development Bank for Puerto Rico and certain bonds of government public corporations, and recent and any future downgrades of the long-term and short-term debt ratings of the Puerto Rico government, which could exacerbate Puerto Rico’s adverse economic conditions and, in turn, further adversely impact the Corporation; uncertainty as to the ultimate outcomes of actions resulting from the enactment by the U.S. government of the Puerto Rico Oversight, Management, and Economic Stability Act (PROMESA) to address Puerto Rico’s financial problems; uncertainty about whether the Corporation will be able to continue to fully comply with the written agreement dated June 3, 2010 that the Corporation entered into with the Federal Reserve Bank of New York (the “New York Fed”), that, among other things, requires the Corporation to serve as a source of strength to FirstBank and that, except with the consent generally of the New York Fed and the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), prohibits the Corporation from paying dividends to stockholders or receiving dividends from FirstBank, making payments on trust preferred securities or subordinated debt and incurring, increasing or guaranteeing debt or repurchasing any capital securities and uncertainty whether such consent will be provided for future interest payments on the subordinated debt despite the consents that enabled the Corporation to pay all the accrued but deferred interest payments plus the interest for the second and third quarters of 2016 on the Corporation’s subordinated debentures associated with its trust preferred securities; a decrease in demand for the Corporation’s products and services and lower revenues and earnings because of the continued recession in Puerto Rico; uncertainty as to the availability of certain funding sources, such as brokered CDs; the Corporation’s reliance on brokered CDs to fund operations and provide liquidity; the risk of not being able to fulfill the Corporation’s cash obligations or resume paying dividends to the Corporation’s stockholders in the future due to the Corporation’s need to receive approval from the New York Fed and the Federal Reserve Board to declare or pay any dividends and to take dividends or any other form of payment representing a reduction in capital from FirstBank or FirstBank’s failure to generate sufficient cash flow to make a dividend payment to the Corporation; the weakness of the real estate markets and of the consumer and commercial sectors and their impact on the credit quality of the Corporation’s loans and other assets, which have contributed and may continue to contribute to, among other things, high levels of non-performing assets, charge-offs and provisions for loan and lease losses and may subject the Corporation to further risk from loan defaults and foreclosures; the ability of FirstBank to realize the benefits of its deferred tax assets subject to the remaining valuation allowance; adverse changes in general economic conditions in Puerto Rico, the U.S., and the U.S. Virgin Islands and British Virgin Islands, including the interest rate environment, market liquidity, housing absorption rates, real estate prices, and disruptions in the U.S. capital markets, which reduced interest margins and affected funding sources, and has affected demand for all of the Corporation’s products and services and reduced the Corporation’s revenues and earnings, and the value of the Corporation’s assets, and may continue to have these effects; an adverse change in the Corporation’s ability to attract new clients and retain existing ones; the risk that additional portions of the unrealized losses in the Corporation’s investment portfolio are determined to be other-than-temporary, including additional impairments on the Puerto Rico government’s obligations; uncertainty about regulatory and legislative changes for financial services companies in Puerto Rico, the U.S., and the U.S. and British Virgin Islands, which could affect the Corporation’s financial condition or performance and could cause the Corporation’s actual results for future periods to differ materially from prior results and anticipated or projected results; changes in the fiscal and monetary policies and regulations of the U.S. federal government and the Puerto Rico and other governments, including those determined by the Federal Reserve Board, the New York Fed, the FDIC, government-sponsored housing agencies, and regulators in Puerto Rico and the U.S. and British Virgin Islands; the risk of possible failure or circumvention of controls and procedures and the risk that the Corporation’s risk management policies may not be adequate; the risk that the FDIC may increase the deposit insurance premium and/or require special assessments to replenish its insurance fund, causing an additional increase in the Corporation’s non-interest expenses; the impact on the Corporation’s results of operations and financial condition of acquisitions and dispositions; a need to recognize additional impairments on the Corporation’s financial instruments or goodwill or other intangible assets relating to acquisitions; the risk that downgrades in the credit ratings of the Corporation’s long-term senior debt will adversely affect the Corporation’s ability to access necessary external funds; the impact on the Corporation’s businesses, business practices and results of operations of a potential higher interest rate environment; and general competitive factors and industry consolidation. The Corporation does not undertake, and specifically disclaims any obligation, to update any “forward-looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements, except as required by the federal securities laws.

Basis of Presentation

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures. Non-GAAP financial measures are used when management believes they will be helpful to an investor’s understanding of the Corporation’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation of the non-GAAP financial measure to the comparable GAAP financial measure, can be found in the text or in the attached tables to this earnings release. Any analysis of these non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP.

Tangible Common Equity Ratio and Tangible Book Value per Common Share

The tangible common equity ratio and tangible book value per common share are non-GAAP financial measures generally used by the financial community to evaluate capital adequacy. Tangible common equity is total equity less preferred equity, goodwill, core deposit intangibles, and other intangibles, such as the purchased credit card relationship intangible and the insurance customer relationship intangible. Tangible assets are total assets less goodwill, core deposit intangibles, and other intangibles, such as the purchased credit card relationship intangible and the insurance customer relationship intangible. Management and many stock analysts use the tangible common equity ratio and tangible book value per common share in conjunction with more traditional bank capital ratios to compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, typically stemming from the use of the purchase method of accounting for mergers and acquisitions. Accordingly, the Corporation believes that disclosures of these financial measures may be useful also to investors. Neither tangible common equity nor tangible assets, or the related measures should be considered in isolation or as a substitute for stockholders’ equity, total assets, or any other measure calculated in accordance with GAAP. Moreover, the manner in which the Corporation calculates its tangible common equity, tangible assets, and any other related measures may differ from that of other companies reporting measures with similar names.

Adjusted Pre-Tax, Pre-Provision Income

Adjusted pre-tax, pre-provision income is a non-GAAP performance metric that management uses and believes that investors may find useful in analyzing underlying performance trends, particularly in times of economic stress. Adjusted pre-tax, pre-provision income, as defined by management, represents net income (loss) excluding income tax expense (benefit), the provision for loan and lease losses, as well as certain items that management believes are not reflective of core operating performance or that are not expected to reoccur with any regularity or reoccur at uncertain times and amounts.

Net Interest Income, Excluding Valuations, and on a Tax-Equivalent Basis

Net interest income, interest rate spread, and net interest margin are reported excluding the changes in the fair value of derivative instruments and on a tax-equivalent basis, in order to provide to investors additional information about the Corporation’s net interest income that management uses and believes should facilitate comparability and analysis. The changes in the fair value of derivative instruments have no effect on interest due or interest earned on interest-bearing liabilities or interest-earning assets, respectively. The tax-equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a marginal income tax rate. Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. Management believes that it is a standard practice in the banking industry to present net interest income, interest rate spread, and net interest margin on a fully tax-equivalent basis. This adjustment puts all earning assets, most notably tax-exempt securities and certain loans, on a common basis that facilitates comparison of results to the results of peers.

Financial measures adjusted to exclude the effect of the gain on sales of investment securities, severance payments on job discontinuance and OTTI charges on debt securities.

To supplement the Corporation’s financial statements presented in accordance with GAAP, the Corporation uses, and believes that investors would benefit from disclosure of, adjustments to non-interest income and net income to exclude items that management believes are not reflective of core operating performance or that are not expected to reoccur with any regularity or reoccur at uncertain times and amounts. During the third quarters of 2016 and 2015, the following items were excluded for one of those reasons:

  Adjusted non-interest income excludes the $6.1 million gain on sales of U.S. agency MBS recorded in the third quarter of 2016, costs of $0.3 million associated with severance payments on permanent job discontinuance recorded in the third quarter of 2016, and OTTI charges on debt securities of $0.2 million recorded in the third quarter of 2015.
  Adjusted net income excludes the effect of all the items mentioned in the above bullet for the third quarters of 2016 and 2015. The income tax expense of $0.2 million related to the taxable portion of the gain on sale of U.S. agency MBS (calculated based on the applicable capital gain tax rate of 20%) and the income tax benefit of the severance payments expense (calculated based on the statutory tax rate of 39%) were also excluded from the computation of adjusted net income for the third quarter of 2016. Most of the gain on sales of U.S. agency MBS was realized by the Bank’s international banking entity subsidiary and is tax-exempt under the Puerto Rico tax law. No tax benefit was recognized for OTTI charges on debt securities in the third quarter of 2015.

Management believes that adjusted non-interest income and adjusted net income enhance the ability of analysts and investors to analyze trends in the Corporation’s business and better understand the performance of the Corporation. In addition, the Corporation may utilize these non-GAAP financial measures as a guide in its budgeting and long-term planning process.

The following table reconciles these non-GAAP financial measures to the corresponding measures presented in accordance with GAAP.

(Dollars in thousands)
2016 Third Quarter	As Reported (GAAP)	OTTI on Debt Securities	Gain on Sale of Investment Securities	Severance Payments	Tax effect	Adjusted (Non-GAAP)

Non-interest income	$26,146	$-	$(6,096)	-	$-	$20,050

Net income	$24,074	$-	$(6,096)	$281	$76	$18,335

(Dollars in thousands)
2015 Third Quarter	As Reported (GAAP)	OTTI on Debt Securities	Gain on Sale of Investment Securities	Severance Payments	Tax effect	Adjusted (Non-GAAP)

Non-interest income	$18,758	$231	$-	-	$-	$18,989

Net income	$14,758	$231	$-	$-	$-	$14,989

FIRST BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	As of
	September 30,	June 30,	December 31,
(In thousands, except for share information)	2016	2016	2015
ASSETS

Cash and due from banks	$518,835	$617,827	$532,985

Money market investments:
Time deposits with other financial institutions	2,800	2,800	3,000
Other short-term investments	7,308	207,287	216,473
Total money market investments	10,108	210,087	219,473

Investment securities available for sale, at fair value	1,843,853	2,003,049	1,886,395

Investment securities held to maturity, at amortized cost	156,190	161,342	161,483

Other equity securities	28,717	32,379	32,169

Total investment securities	2,028,760	2,196,770	2,080,047

Loans, net of allowance for loan and lease losses of $214,070
(June 30, 2016 - $234,454; December 31, 2015 - $240,710)	8,649,584	8,636,293	8,871,672
Loans held for sale, at lower of cost or market	56,779	37,958	35,869
Total loans, net	8,706,363	8,674,251	8,907,541

Premises and equipment, net	154,208	155,608	161,016
Other real estate owned	139,446	139,159	146,801
Accrued interest receivable on loans and investments	41,439	45,984	48,697
Other assets	476,094	469,016	476,459
Total assets	$12,075,253	$12,508,702	$12,573,019

LIABILITIES

Deposits:
Non-interest-bearing deposits	$1,473,528	$1,409,072	$1,336,559
Interest-bearing deposits	7,507,785	7,815,947	8,001,565
Total deposits	8,981,313	9,225,019	9,338,124

Securities sold under agreements to repurchase	600,000	700,000	700,000
Advances from the Federal Home Loan Bank (FHLB)	355,000	455,000	455,000
Other borrowings	216,187	216,187	226,492
Accounts payable and other liabilities	122,867	126,043	159,269
Total liabilities	10,275,367	10,722,249	10,878,885

STOCKHOLDERS' EQUITY

Preferred Stock, authorized 50,000,000 shares; issued
22,828,174 shares; outstanding 1,444,146 shares; aggregate
liquidation value of $36,104	36,104	36,104	36,104

Common stock, $0.10 par value, authorized 2,000,000,000
shares; issued, 218,605,179 shares (June 30, 2016 -
218,278,207 shares issued; December 31, 2015 - 216,051,128
shares issued)	21,861	21,828	21,605
Less: Treasury stock (at par value)	(122)	(115)	(96)

Common stock outstanding, 217,387,647 shares outstanding
(June 30, 2016 - 217,129,074 shares outstanding; December
31, 2015 - 215,088,698 shares outstanding)	21,739	21,713	21,509
Additional paid-in capital	930,390	928,900	926,348
Retained earnings	807,293	783,219	737,922
Accumulated other comprehensive income (loss)	4,360	16,517	(27,749)
Total stockholders' equity	1,799,886	1,786,453	1,694,134
Total liabilities and stockholders' equity	$12,075,253	$12,508,702	$12,573,019

FIRST BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Quarter Ended			Nine-Month Period Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
(In thousands, except per share information)	2016	2016	2015	2016	2015

Net interest income:
Interest income	$143,573	$146,934	$149,812	$441,338	$453,929
Interest expense	25,395	26,706	24,883	78,284	76,876
Net interest income	118,178	120,228	124,929	363,054	377,053
Provision for loan and lease losses	21,503	20,986	31,176	63,542	138,412
Net interest income after provision for loan and lease losses	96,675	99,242	93,753	299,512	238,641

Non-interest income:
Service charges on deposit accounts	5,788	5,618	5,082	17,206	14,856
Mortgage banking activities	5,485	4,893	4,270	15,131	12,651
Net gain (loss) on investments and impairments	6,096	-	(231)	(583)	(13,484)
Gain on early extinguishment of debt	-	-	-	4,217	-
Bargain purchase gain	-	-	-	-	13,443
Other non-interest income	8,777	9,267	9,637	28,422	30,691
Total non-interest income	26,146	19,778	18,758	64,393	58,157

Non-interest expenses:
Employees' compensation and benefits	38,005	37,401	37,284	113,841	110,883
Occupancy and equipment	13,888	13,043	15,248	41,114	44,656
Business promotion	3,169	4,048	4,097	11,220	10,899
Professional fees	10,672	11,327	10,709	32,775	44,932
Taxes, other than income taxes	3,927	3,756	3,065	11,475	9,197
Insurance and supervisory fees	5,604	7,066	6,590	20,013	20,246
Net loss on other real estate owned operations	2,603	3,325	4,345	9,134	11,847
Other non-interest expenses	10,435	9,578	11,939	31,272	35,144
Total non-interest expenses	88,303	89,544	93,277	270,844	287,804

Income before income taxes	34,518	29,476	19,234	93,061	8,994
Income tax expense	(10,444)	(7,523)	(4,476)	(23,690)	(2,664)

Net income	$24,074	$21,953	$14,758	$69,371	$6,330

Net income attributable to common stockholders	$24,074	$21,953	$14,758	$69,371	$6,330

Earnings per common share:

Basic	$0.11	$0.10	$0.07	$0.33	$0.03
Diluted	$0.11	$0.10	$0.07	$0.32	$0.03

About First BanCorp.

First BanCorp. is the parent corporation of FirstBank Puerto Rico, a state-chartered commercial bank with operations in Puerto Rico, the U.S. and the British Virgin Islands and Florida, and of FirstBank Insurance Agency. Among the subsidiaries of FirstBank Puerto Rico are First Federal Finance Corp. and First Express, both small loan companies, and FirstBank Puerto Rico Securities, a broker-dealer subsidiary. First BanCorp’s shares of common stock trade on the New York Stock Exchange under the symbol FBP. Additional information about First BanCorp. may be found at www.1firstbank.com.

EXHIBIT A
Table 1 – Selected Financial Data

Table 1 - Selected Financial Data
(In thousands, except per share amounts and financial ratios)	Quarter Ended			Nine-Month Period Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2016	2016	2015	2016	2015
Condensed Income Statements:
Total interest income	$143,573	$146,934	$149,812	$441,338	$453,929
Total interest expense	25,395	26,706	24,883	78,284	76,876
Net interest income	118,178	120,228	124,929	363,054	377,053
Provision for loan and lease losses	21,503	20,986	31,176	63,542	138,412
Non-interest income	26,146	19,778	18,758	64,393	58,157
Non-interest expenses	88,303	89,544	93,277	270,844	287,804
Income before income taxes	34,518	29,476	19,234	93,061	8,994
Income tax expense	(10,444)	(7,523)	(4,476)	(23,690)	(2,664)
Net income	24,074	21,953	14,758	69,371	6,330
Net income attributable to common stockholders	24,074	21,953	14,758	69,371	6,330

Per Common Share Results:
Net earnings per share - basic	$0.11	$0.10	$0.07	$0.33	$0.03
Net earnings per share - diluted	$0.11	$0.10	$0.07	$0.32	$0.03
Cash dividends declared	$-	$-	$-	$-	$-
Average shares outstanding	212,927	212,768	211,820	212,682	211,255
Average shares outstanding diluted	216,578	215,923	213,783	215,259	212,596
Book value per common share	$8.11	$8.06	$7.74	$8.11	$7.74
Tangible book value per common share (1)	$7.89	$7.83	$7.50	$7.89	$7.50

Selected Financial Ratios (In Percent):

Profitability:
Return on Average Assets	0.78	0.69	0.47	0.74	0.07
Interest Rate Spread (2)	3.89	3.88	4.12	3.96	4.12
Net Interest Margin (2)	4.15	4.13	4.33	4.21	4.32
Return on Average Total Equity	5.35	5.03	3.49	5.28	0.50
Return on Average Common Equity	5.46	5.14	3.57	5.39	0.51
Average Total Equity to Average Total Assets	14.58	13.78	13.39	13.98	13.24
Total capital	21.27	20.72	19.71	21.27	19.71
Common equity Tier 1 capital	17.64	17.12	16.63	17.64	16.63
Tier 1 capital	17.64	17.12	16.63	17.64	16.63
Leverage	13.04	12.34	12.41	13.04	12.41
Tangible common equity ratio (1)	14.27	13.65	12.63	14.27	12.63
Dividend payout ratio	-	-	-	-	-
Efficiency ratio (3)	61.18	63.96	64.92	63.36	66.13

Asset Quality:
Allowance for loan and lease losses
to loans held for investment	2.42	2.64	2.50	2.42	2.50
Net charge-offs (annualized) to
average loans	1.90	1.11	1.04	1.35	1.91	(4)
Provision for loan and lease losses
to net charge-offs	51.34	85.11	131.39	70.46	104.98	(5)
Non-performing assets to total
assets	6.16	6.05	4.81	6.16	4.81
Non-performing loans held for
investment to total loans held for
investment	6.39	6.74	5.17	6.39	5.17
Allowance to total non-performing
loans held for investment	37.77	39.19	48.44	37.77	48.44
Allowance to total non-performing
loans held for investment excluding
residential real estate loans	52.92	54.05	76.81	52.92	76.81

Other Information:
Common Stock Price: End of period	$5.20	$3.97	$3.56	$5.20	$3.56

1- Non-GAAP financial measure. See page 14 for GAAP to Non-GAAP reconciliations.
2- On a tax-equivalent basis and excluding changes in the fair value of derivative instruments (Non-GAAP financial measure). See page 5 for GAAP to Non-GAAP reconciliations and refer to discussions in Tables 2 and 3 below.
3- Non-interest expenses to the sum of net interest income and non-interest income. The denominator includes non-recurring income and changes in the fair value of derivative instruments.
4 - The ratio of net charge-offs to average loans, excluding charge-offs associated with a bulk sale of assets, was 1.03% for the nine-month period ended September 30, 2015.
5 - The ratio of the provision for loan and lease losses to net charge-offs, excluding the impact of a bulk sale of assets, was 129.91% for the nine-month period ended September 30, 2015.

Table 2 – Quarterly Statement of Average Interest-Earning Assets and Average Interest-Bearing Liabilities (On a Tax-Equivalent Basis and Excluding Valuations)

(Dollars in thousands)
	Average volume			Interest income (1) / expense			Average rate (1)
	September 30,	June 30,	September 30,	September 30,	June 30,	September 30,	September 30,	June 30,	September 30,
Quarter ended	2016	2016	2015	2016	2016	2015	2016	2016	2015

Interest-earning assets:
Money market & other short-term investments	$525,172	$1,009,398	$574,162	$662	$1,271	$410	0.50%	0.51%	0.28%
Government obligations (2)	785,670	747,760	651,184	5,189	6,006	5,415	2.63%	3.23%	3.30%
Mortgage-backed securities	1,395,189	1,380,043	1,477,223	8,017	9,898	9,995	2.29%	2.88%	2.68%
FHLB stock	30,939	31,140	25,434	368	350	260	4.73%	4.52%	4.06%
Other investments	2,047	1,727	938	2	2	-	0.39%	0.47%	0.00%
Total investments (3)	2,739,017	3,170,068	2,728,941	14,238	17,527	16,080	2.07%	2.22%	2.34%
Residential mortgage loans	3,298,546	3,307,788	3,316,518	44,888	45,261	45,989	5.41%	5.50%	5.50%
Construction loans	132,658	144,788	169,957	1,069	1,301	1,645	3.21%	3.61%	3.84%
C&I and commercial mortgage loans	3,667,955	3,664,699	3,731,083	38,957	38,818	39,400	4.23%	4.26%	4.19%
Finance leases	228,578	229,892	227,912	4,301	4,308	4,582	7.49%	7.54%	7.98%
Consumer loans	1,507,101	1,536,755	1,651,970	42,598	43,223	46,335	11.24%	11.31%	11.13%
Total loans (4) (5)	8,834,838	8,883,922	9,097,440	131,813	132,911	137,951	5.94%	6.02%	6.02%
Total interest-earning assets	$11,573,855	$12,053,990	$11,826,381	$146,051	$150,438	$154,031	5.02%	5.02%	5.17%

Interest-bearing liabilities:
Brokered CDs	$1,670,324	$1,977,059	$2,280,309	$5,177	$5,847	$5,943	1.23%	1.19%	1.03%
Other interest-bearing deposits	5,959,320	5,987,694	5,882,383	11,565	11,377	10,908	0.77%	0.76%	0.74%
Other borrowed funds	835,752	988,711	926,492	7,179	8,011	7,077	3.42%	3.26%	3.03%
FHLB advances	449,565	455,000	325,000	1,474	1,471	955	1.30%	1.30%	1.17%
Total interest-bearing liabilities	$8,914,961	$9,408,464	$9,414,184	$25,395	$26,706	$24,883	1.13%	1.14%	1.05%
Net interest income				$120,656	$123,732	$129,148
Interest rate spread							3.89%	3.88%	4.12%
Net interest margin							4.15%	4.13%	4.33%

1- On a tax-equivalent basis. The tax-equivalent yield was estimated by dividing the interest rate spread on exempt assets by 1 less the
Puerto Rico statutory tax rate of 39% and adding to it the cost of interest-bearing liabilities. When adjusted to a tax-equivalent basis, yields on taxable and exempt assets are comparable. Changes in the fair value of derivative instruments are excluded from interest income because the changes in valuation do not affect interest paid or received. See page 5 for GAAP to Non-GAAP reconciliations.

2- Government obligations include debt issued by government-sponsored agencies.

3- Unrealized gains and losses on available-for-sale securities are excluded from the average volumes.

4- Average loan balances include the average of non-performing loans.

5- Interest income on loans includes $2.4 million, $2.4 million and $2.6 million for the quarters ended September 30, 2016, June 30,
2016, and September 30, 2015, respectively, of income from prepayment penalties and late fees related to the Corporation's loan portfolio.

Table 3 – Year-to-Date Statement of Average Interest-Earning Assets and Average Interest-Bearing Liabilities (On a Tax-Equivalent Basis and Excluding Valuations)

(Dollars in thousands)
	Average volume		Interest income (1) / expense		Average rate (1)
	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
Nine-Month Period Ended	2016	2015	2016	2015	2016	2015

Interest-earning assets:
Money market & other short-term investments	$794,132	$707,174	$3,006	$1,457	0.51%	0.28%
Government obligations (2)	744,540	623,053	16,673	15,026	2.99%	3.22%
Mortgage-backed securities	1,388,372	1,512,345	30,192	32,793	2.90%	2.90%
FHLB stock	31,120	25,445	1,066	812	4.58%	4.27%
Other investments	1,750	707	5	-	0.38%	0.00%
Total investments (3)	2,959,914	2,868,724	50,942	50,088	2.30%	2.33%
Residential mortgage loans	3,309,266	3,253,529	135,537	135,781	5.47%	5.58%
Construction loans	145,881	170,626	3,985	4,743	3.65%	3.72%
C&I and commercial mortgage loans	3,684,450	3,844,012	118,753	121,721	4.31%	4.23%
Finance leases	229,561	228,978	13,045	13,700	7.59%	8.00%
Consumer loans	1,539,844	1,689,270	129,853	140,733	11.26%	11.14%
Total loans (4) (5)	8,909,002	9,186,415	401,173	416,678	6.01%	6.06%
Total interest-earning assets	$11,868,916	$12,055,139	$452,115	$466,766	5.09%	5.18%

Interest-bearing liabilities:
Brokered CDs	$1,907,199	$2,483,295	$17,041	$18,592	1.19%	1.00%
Other interest-bearing deposits	5,964,129	5,894,230	34,182	32,933	0.77%	0.75%
Other borrowed funds	914,205	1,009,129	22,645	22,518	3.31%	2.98%
FHLB advances	453,175	325,000	4,416	2,833	1.30%	1.17%
Total interest-bearing liabilities	$9,238,708	$9,711,654	$78,284	$76,876	1.13%	1.06%
Net interest income			$373,831	$389,890
Interest rate spread					3.96%	4.12%
Net interest margin					4.21%	4.32%

1- On a tax-equivalent basis. The tax-equivalent yield was estimated by dividing the interest rate spread on exempt assets by 1 less the Puerto Rico statutory tax rate of 39% and adding to it the cost of interest-bearing liabilities. When adjusted to a tax-equivalent basis, yields on taxable and exempt assets are comparable. Changes in the fair value of derivative instruments are excluded from interest income because the changes in valuation do not affect interest paid or received. See page 5 for GAAP to Non-GAAP reconciliation.

2- Government obligations include debt issued by government-sponsored agencies.

3- Unrealized gains and losses on available-for-sale securities are excluded from the average volumes.

4- Average loan balances include the average of non-performing loans.

5- Interest income on loans includes $7.6 million and $7.8 million for the nine-month period ended September 30, 2016 and 2015, respectively, of income from prepayment penalties and late fees related to the Corporation's loan portfolio.

Table 4 – Non-Interest Income

	Quarter Ended			Nine-Month Period Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
(In thousands)	2016	2016	2015	2016	2015

Service charges on deposit accounts	$5,788	$5,618	$5,082	$17,206	$14,856
Mortgage banking activities	5,485	4,893	4,270	15,131	12,651
Insurance income	1,363	1,542	1,265	6,175	5,809
Other operating income	7,414	7,725	8,372	22,247	24,882

Non-interest income before net
gain (loss) on investments,
bargain purchase gain, and gain
on early extinguishment of
debt	20,050	19,778	18,989	60,759	58,198

Net gain (loss) on sale of investments	6,096	-	-	6,104	-
OTTI on debt securities	-	-	(231)	(6,687)	(13,484)
Net gain (loss) on investments	6,096	-	(231)	(583)	(13,484)

Bargain purchase gain	-	-	-	-	13,443
Gain on early extinguishment of debt	-	-	-	4,217	-
	$26,146	$19,778	$18,758	$64,393	$58,157

Table 5 – Non-Interest Expenses

	Quarter Ended			Nine-Month Period Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
(In thousands)	2016	2016	2015	2016	2015

Employees' compensation and benefits	$38,005	$37,401	$37,284	$113,841	$110,779
Occupancy and equipment	13,888	13,043	15,248	41,114	44,538
Deposit insurance premium	4,333	5,742	5,300	16,135	16,475
Other insurance and supervisory fees	1,271	1,324	1,290	3,878	3,771
Taxes, other than income taxes	3,927	3,756	3,065	11,475	9,197
Professional fees:
Collections, appraisals and other credit related fees	2,267	2,898	2,269	7,546	9,478
Outsourcing technology services	5,124	4,937	4,549	14,829	14,042
Other professional fees	3,281	3,492	3,891	10,400	16,786
Credit and debit card processing expenses	3,546	3,274	4,283	10,102	12,185
Business promotion	3,169	4,048	4,097	11,220	10,462
Communications	1,711	1,725	2,189	5,244	5,842
Net loss on OREO operations	2,603	3,325	4,345	9,134	11,597
Loss on sale of certain OREOs included in a bulk sale	-	-	-	-	250
Bulk sale of assets related expenses	-	-	-	-	918
Acquisitions of loans/assumption of deposits from
Doral Bank non-recurring expenses	-	-	-	-	4,646
Other	5,178	4,579	5,467	15,926	16,838
Total	$88,303	$89,544	$93,277	$270,844	$287,804

Table 6 – Selected Balance Sheet Data

(In thousands)	As of
	September 30,	June 30,	December 31,
	2016	2016	2015
Balance Sheet Data:
Loans, including loans held for sale	$8,920,433	$8,908,705	$9,148,251
Allowance for loan and lease losses	214,070	234,454	240,710
Money market and investment securities	2,038,868	2,406,857	2,299,520
Intangible assets	47,981	49,208	50,583
Deferred tax asset, net	290,877	299,291	311,263
Total assets	12,075,253	12,508,702	12,573,019
Deposits	8,981,313	9,225,019	9,338,124
Borrowings	1,171,187	1,371,187	1,381,492
Total preferred equity	36,104	36,104	36,104
Total common equity	1,759,422	1,733,832	1,685,779
Accumulated other comprehensive income (loss), net of tax	4,360	16,517	(27,749)
Total equity	1,799,886	1,786,453	1,694,134

Table 7 – Loan Portfolio

(In thousands)	As of
	September 30,	June 30,	December 31,
	2016	2016	2015

Residential mortgage loans	$3,299,942	$3,323,844	$3,344,719

Commercial loans:
Construction loans	124,298	137,406	156,195
Commercial mortgage loans	1,545,014	1,523,676	1,537,806
Commercial and Industrial loans	2,167,011	2,133,623	2,246,513
Commercial loans	3,836,323	3,794,705	3,940,514

Finance leases	229,577	230,025	229,165

Consumer loans	1,497,812	1,522,173	1,597,984
Loans held for investment	8,863,654	8,870,747	9,112,382
Loans held for sale	56,779	37,958	35,869
Total loans	$8,920,433	$8,908,705	$9,148,251

Table 8 – Loan Portfolio by Geography

(In thousands)	As of September 30, 2016
	Puerto Rico	Virgin Islands	United States	Consolidated

Residential mortgage loans	$2,505,623	$319,855	$474,464	$3,299,942

Commercial loans:
Construction loans	43,917	45,736	34,645	124,298
Commercial mortgage loans	1,181,682	76,462	286,870	1,545,014
Commercial and Industrial loans	1,596,242	119,931	450,838	2,167,011
Commercial loans	2,821,841	242,129	772,353	3,836,323

Finance leases	229,577	-	-	229,577

Consumer loans	1,401,750	48,918	47,144	1,497,812
Loans held for investment	6,958,791	610,902	1,293,961	8,863,654

Loans held for sale	43,262	461	13,056	56,779
Total loans	$7,002,053	$611,363	$1,307,017	$8,920,433

(In thousands)	As of June 30, 2016
	Puerto Rico	Virgin Islands	United States	Consolidated

Residential mortgage loans	$2,533,575	$322,740	$467,529	$3,323,844

Commercial loans:
Construction loans	46,879	58,246	32,281	137,406
Commercial mortgage loans	1,195,403	74,631	253,642	1,523,676
Commercial and Industrial loans	1,623,874	107,447	402,302	2,133,623
Commercial loans	2,866,156	240,324	688,225	3,794,705

Finance leases	230,025	-	-	230,025

Consumer loans	1,428,481	48,331	45,361	1,522,173
Loans held for investment	7,058,237	611,395	1,201,115	8,870,747

Loans held for sale	34,690	493	2,775	37,958
Total loans	$7,092,927	$611,888	$1,203,890	$8,908,705

(In thousands)	As of December 31, 2015
	Puerto Rico	Virgin Islands	United States	Consolidated

Residential mortgage loans	$2,575,888	$327,976	$440,855	$3,344,719

Commercial loans:
Construction loans	63,654	69,874	22,667	156,195
Commercial mortgage loans	1,208,347	69,773	259,686	1,537,806
Commercial and Industrial loans	1,714,660	173,916	357,937	2,246,513
Commercial loans	2,986,661	313,563	640,290	3,940,514

Finance leases	229,165	-	-	229,165

Consumer loans	1,506,773	48,430	42,781	1,597,984
Loans held for investment	7,298,487	689,969	1,123,926	9,112,382

Loans held for sale	33,787	507	1,575	35,869
Total loans	$7,332,274	$690,476	$1,125,501	$9,148,251

Table 9 – Non-Performing Assets

(Dollars in thousands)	September 30,	June 30,	December 31,
	2016	2016	2015
Non-performing loans held for investment:
Residential mortgage	$162,201	$164,399	$169,001
Commercial mortgage	191,449	200,376	51,333
Commercial and Industrial	137,016	154,405	137,051
Construction	50,767	52,549	54,636
Consumer and Finance leases	25,279	26,465	30,752
Total non-performing loans held for investment	566,712	598,194	442,773

OREO	139,446	139,159	146,801
Other repossessed property	9,416	10,790	12,223
Other assets (1)	20,393	-	-
Total non-performing assets, excluding loans held for sale	$735,967	$748,143	$601,797

Non-performing loans held for sale	8,079	8,079	8,135
Total non-performing assets, including loans held for sale (2)	$744,046	$756,222	$609,932

Past-due loans 90 days and still accruing (3)	$138,442	$143,811	$163,197
Allowance for loan and lease losses	$214,070	$234,454	$240,710
Allowance to total non-performing loans held for investment	37.77%	39.19%	54.36%
Allowance to total non-performing loans held for investment, excluding residential real estate loans	52.92%	54.05%	87.92%

(1) Bonds of the Government Development Bank for Puerto Rico ("GDB") and the Puerto Rico Public
Buildings Authority held as part of the available-for-sale investment securities portfolio with an amortized cost of $35.6 million (including accrued interest of $0.9 million), recorded on the
Corporation's books at their aggregate fair value of $19.5 million.

(2) Purchased credit impaired loans of $168.1 million accounted for under ASC 310-30 as of September
30, 2016, primarily mortgage loans acquired from Doral Bank in the first quarter of 2015 and from
Doral Financial in the second quarter of 2014, are excluded and not considered non-performing due to the application of the accretion method, under which these loans will accrete interest income over the remaining life of the loans using estimated cash flow analysis.

(3) Amount includes purchased credit impaired loans with individual delinquencies over 90 days and still accruing with a carrying value as of September 30, 2016 of approximately $27.9 million, primarily related to loans acquired from Doral Bank in the first quarter of 2015 and from Doral
Financial in the second quarter of 2014.

Table 10 – Non-Performing Assets by Geography

(In thousands)	September 30,	June 30,	December 31,
	2016	2016	2015
Puerto Rico:
Non-performing loans held for investment:
Residential mortgage	$138,147	$141,089	$147,975
Commercial mortgage	176,474	185,131	34,917
Commercial and Industrial	132,180	149,917	131,450
Construction	11,124	11,317	11,894
Finance leases	1,969	2,111	2,459
Consumer	22,213	22,534	26,329
Total non-performing loans held for investment	482,107	512,099	355,024

OREO	129,365	126,249	133,121
Other repossessed property	9,369	10,723	12,115
Other assets (1)	20,393	-	-
Total non-performing assets, excluding loans held for sale	$641,234	$649,071	$500,260
Non-performing loans held for sale	8,079	8,079	8,135
Total non-performing assets, including loans held for sale (2)	$649,313	$657,150	$508,395
Past-due loans 90 days and still accruing (3)	$134,611	$139,179	$154,915

Virgin Islands:
Non-performing loans held for investment:
Residential mortgage	$18,250	$16,508	$14,228
Commercial mortgage	9,459	9,591	10,073
Commercial and Industrial	4,836	4,488	5,601
Construction	39,643	41,232	42,590
Consumer	398	478	471
Total non-performing loans held for investment	72,586	72,297	72,963

OREO	6,793	6,650	5,458
Other repossessed property	-	29	32
Total non-performing assets, excluding loans held for sale	$79,379	$78,976	$78,453
Non-performing loans held for sale	-	-	-
Total non-performing assets, including loans held for sale	$79,379	$78,976	$78,453
Past-due loans 90 days and still accruing	$1,910	$4,632	$8,173

United States:
Non-performing loans held for investment:
Residential mortgage	$5,804	$6,802	$6,798
Commercial mortgage	5,516	5,654	6,343
Construction	-	-	152
Consumer	699	1,342	1,493
Total non-performing loans held for investment	12,019	13,798	14,786

OREO	3,288	6,260	8,222
Other repossessed property	47	38	76
Total non-performing assets, excluding loans held for sale	$15,354	$20,096	$23,084
Non-performing loans held for sale	-	-	-
Total non-performing assets, including loans held for sale	$15,354	$20,096	$23,084
Past-due loans 90 days and still accruing	$1,921	$-	$109

(1) Bonds of the Government Development Bank for Puerto Rico ("GDB") and the Puerto Rico Public
Buildings Authority held as part of the available-for-sale investment securities portfolio with an amortized cost of $35.6 million (including accrued interest of $0.9 million), recorded on the
Corporation's books at their aggregate fair value of $19.5 million.

(2) Purchased credit impaired loans of $168.1 million accounted for under ASC 310-30 as of September
30, 2016, primarily mortgage loans acquired from Doral Bank in the first quarter of 2015 and from
Doral Financial in the second quarter of 2014, are excluded and not considered non-performing due to the application of the accretion method, under which these loans will accrete interest income over the remaining life of the loans using estimated cash flow analysis.

(3) Amount includes purchased credit impaired loans with individual delinquencies over 90 days and still accruing with a carrying value as of September 30, 2016 of approximately $27.9 million, primarily related to loans acquired from Doral Bank in the first quarter of 2015 and from Doral
Financial in the second quarter of 2014.

Table 11 – Allowance for Loan and Lease Losses

	Quarter Ended			Nine-Month Period Ended
(Dollars in thousands)	September 30,	June 30,	September 30,	September 30,	September 30,
	2016	2016	2015	2016	2015

Allowance for loan and lease losses, beginning of period	$ 234,454	$ 238,125	$ 221,518	$ 240,710	$ 222,395
Provision for loan and lease losses	21,503	20,986	31,176	63,542	138,412	(1)
Net (charge-offs) recoveries of loans:
Residential mortgage	(7,542)	(10,691)	(4,880)	(25,193)	(13,231)
Commercial mortgage	(13,395)	(1,404)	(3,657)	(15,328)	(47,600)	(2)
Commercial and Industrial	(9,658)	(1,238)	(940)	(14,375)	(26,704)	(3)
Construction	121	(369)	73	(322)	(2,408)	(4)
Consumer and finance leases	(11,413)	(10,955)	(14,324)	(34,964)	(41,898)
Net charge-offs	(41,887)	(24,657)	(23,728)	(90,182)	(131,841)	(5)
Allowance for loan and lease losses, end of period	$ 214,070	$ 234,454	$ 228,966	$ 214,070	$ 228,966

Allowance for loan and lease losses to period end total loans held for investment	2.42%	2.64%	2.50%	2.42%	2.50%
Net charge-offs (annualized) to average loans outstanding during the period	1.90%	1.11%	1.04%	1.35%	1.91%
Net charge-offs (annualized), excluding charge-offs of $61.4 million related to a bulk sale of assets in the second quarter of 2015
to average loans outstanding during the period	1.90%	1.11%	1.04%	1.35%	1.03%
Provision for loan and lease losses to net charge-offs during the period	0.51x	0.85x	1.31x	0.70x	1.05x
Provision for loan and lease losses to net charge-offs during the period, excluding
the impact of the bulk sale of assets in the second quarter of 2015	0.51x	0.85x	1.31x	0.70x	1.30x

(1) Includes provision of $46.9 million associated with a bulk sale of assets.
(2) Includes net charge-offs totaling $37.6 million associated with a bulk sale of assets.
(3) Includes net charge-offs totaling $20.6 million associated with a bulk sale of assets.
(4) Includes net charge-offs totaling $3.3 million associated with a bulk sale of assets.
(5) Includes net charge-offs totaling $61.4 million associated with a bulk sale of assets.

Table 12 – Net Charge-Offs to Average Loans

		Year Ended
	September 30, 2016	December 31,		December 31,		December 31,		December 31,
	(annualized)	2015		2014		2013		2012

Residential mortgage	1.02%	0.55%		0.85%		4.77%	(7)	1.32%

Commercial mortgage	1.34%	3.12%	(1)	0.84%		3.44%	(8)	1.41%

Commercial and Industrial	0.89%	1.32%	(2)	2.27%	(5)	3.70%	(9)	1.25%

Construction	0.29%	1.42%	(3)	2.76%		15.11%	(10)	10.49%

Consumer and finance leases	2.63%	2.85%		3.46%		2.76%		1.92%

Total loans	1.35%	1.68%	(4)	1.84%	(6)	4.07%	(11)	1.76%

(1) Includes net charge-offs totaling $37.6 million associated with the bulk sale of assets. The ratio of commercial mortgage net charge-offs to average loans, excluding charge-offs associated with the bulk sale of assets, was 0.77%.

(2) Includes net charge-offs totaling $20.6 million associated with the bulk sale of assets. The ratio of commercial and industrial net charge-offs to average loans, excluding charge-offs associated with the bulk sale of assets, was 0.40%.

(3) Includes net charge-offs totaling $3.3 million associated with the bulk sale of assets. The ratio of construction net charge-offs to average loans, excluding charge-offs associated with the bulk sale of assets, was (0.52)%.

(4) Includes net charge-offs totaling $61.4 million associated with the bulk sale of assets. The ratio of total charge-offs to average loans, excluding charge-offs associated with the bulk sale of assets, was 1.01%.

(5) Includes net charge-offs totaling $6.9 million associated with the acquisition of mortgage loans from
Doral Financial. The ratio of commercial and industrial net charge-offs to average loans, excluding charge-
offs associated with the acquisition of mortgage loans from Doral Financial, was 2.08%.

(6) Includes net charge-offs totaling $6.9 million associated with the acquisition of mortgage loans from
Doral Financial. The ratio of total net charge-offs to average loans, excluding charge-offs associated with the acquisition of mortgage loans from Doral Financial, was 1.77%.

(7) Includes net charge-offs totaling $99.0 million associated with a bulk loan sale. The ratio of residential mortgage net charge-offs to average loans, excluding charge-offs associated with the bulk loan sales, was 1.13%.

(8) Includes net charge-offs totaling $54.6 million associated with the bulk sale of adversely classified commercial assets and the transfer of loans to held for sale. The ratio of commercial mortgage net charge-offs to average loans, excluding charge-offs associated with the bulk sale of adversely classified commercial assets and the transfer of loans to held for sale, was 0.45%.

(9) Includes net charge-offs totaling $44.7 million associated with the bulk sale of adversely classified commercial assets. The ratio of commercial and industrial net charge-offs to average loans, excluding charge-
offs associated with the bulk sale of adversely classified commercial assets, was 2.15%.

(10) Includes net charge-offs totaling $34.2 million associated with the bulk loan sales and the transfer of loans to held for sale. The ratio of construction loan net charge-offs to average loans, excluding charge-offs associated with the bulk loan sales and the transfer of loans to held for sale, was 2.91%.

(11) Includes net charge-offs totaling $232.4 million associated with the bulk loan sales and the transfer of loans to held for sale. The ratio of total net charge-offs to average loans, excluding charge-offs associated with the bulk loan sales and the transfer of loans to held for sale, was 1.70%.

CONTACT:
First BanCorp.
John B. Pelling III, 787-729-6051
Investor Relations Officer
john.pelling@firstbankpr.com